Exhibit 99.1

IMUNON, INC.

TERMS AND CONDITIONS OF STOCK OPTION AND RESTRICTED STOCK

NONQUALIFIED STOCK OPTION AND RESTRICTED STOCK GRANT AGREEMENT

THIS NONQUALIFIED STOCK OPTION AND RESTICTED STOCK GRANT AGREEMENT (this “Agreement”) is made and entered into as of the ______ day of ___________, 202_, by and between IMUNON, INC. (the “Corporation”), a Delaware corporation, and _________________, an individual employed by or performing services for the Corporation (“Grantee”).

Terms and Conditions of Stock Option and Restricted Stock applies to a particular stock option (the “Option”) and a particular restricted stock (the “Restricted Stock”) that are incorporated by reference in the Notice of Grant of Stock Option and Restricted Stock (the “Grant Notice”) corresponding to that particular grant set forth in Attachment A. The recipient of the Option and Restricted Stock identified in the Grant Notice is referred to as the “Grantee.” The per share exercise price of the Option as set forth in the Grant Notice is referred to as the “Option Price.” The effective date of grant of the Option and Restricted Stock as set forth in the Grant Notice is referred to as the “Grant Date.”

The Option is a stand-alone option grant and was not granted under any of the Corporation’s equity incentive plans, including the Imunon, Inc. 2018 Stock Incentive Plan (the “2018 Plan”). The Restricted Stock is a stand-alone restricted stock grant and was not granted under any of the Corporation’s equity incentive plans, including the 2018 Plan. Any shares issued in respect of the Option and the Restricted Stock shall not count against the share limits of the 2018 Plan. The Option and Restricted Stock have been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms and Conditions are collectively referred to as the “Agreement” applicable to the Option and Restricted Stock.

ARTICLE 1

GRANT OF OPTION

Section 1.1 Grant of Options and Restricted Stock. Subject to the provisions of this Agreement, the Corporation hereby grants to Grantee, as of the Grant Date specified in Attachment A: (a) an Option of the type stated in Attachment A to purchase all or any part of the number and class of shares of Common Stock at the exercise price per share (“Option Price”) set forth in Attachment A, and (b) a Restricted Stock of the type stated in Attachment A to require all or any part of the number and class of shares of Common Stock set forth on Attachment A (collectively the such shares of Common Stock are herein referred to as the “Shares”).

Section 1.3 Term of Options. Subject to earlier termination in accordance with the remaining provisions of this Agreement, or otherwise, any unexercised portion of the Option shall expire at 5:00 p.m. Lawrenceville, New Jersey time on the expiration date specified in Attachment A. In no event will the Option expire later than the day prior to the tenth (10th) anniversary of the grant date (the “Grant Date”) set forth in Attachment A.

ARTICLE 2

VESTING

Section 2.1 Vesting Schedule. Subject to earlier termination or acceleration in accordance with the remaining provisions of this Agreement, or otherwise, the Option and Restricted Stock will vest on the dates (each, a “Vesting Date”), and with respect to the number of Shares, specified in the Grant Notice (Attachment A) for the respective Option and Restricted Stock, provided that the Shares subject to vesting on a particular Vesting Date shall so vest only if Grantee shall have been in the continuous employ of or affiliation (as a consultant or director) with the Corporation from the Grant Date through such Vesting Date. The Option may be exercised only to the extent the Option is vested and exercisable.

a)	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

b)	No Fractional Shares. Fractional share interests shall be disregarded but may be cumulated.

c)	Minimum Exercise. No fewer than 100 shares of Common Stock (subject to adjustment under Section 5.3 of this Agreement) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

d)	Nonqualified Stock Option and Restricted Stock. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code. The Restricted Stock is a nonqualified restricted stock and is not, and shall not be, an incentive stock award within the meaning of Section 422 of the Code.

Section 2.2 Acceleration Upon Change of Control. Notwithstanding any language to the contrary contained herein, if this Agreement is in effect at the time of the occurrence of a “Change of Control” event, all Options and Restricted Stock granted hereunder not then vested shall automatically fully vest and become immediately exercisable simultaneously with the occurrence of such Change of Control event. For purposes of this Agreement, “Change of Control” event means a “Change in Control” shall mean:

a)	The consummation of an amalgamation, merger or consolidation of the Company with or into another entity or any other corporate reorganization of the Company, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such amalgamation, merger, consolidation or other reorganization (or, if applicable, more than fifty percent (50%) of the combined voting power of the ultimate parent company that directly or indirectly has beneficial ownership of the securities of such continuing or surviving entity) is not owned directly or indirectly by persons who were holders of the Company’s then-outstanding voting securities immediately prior to such amalgamation, merger, consolidation or other reorganization;

b)	The sale, transfer or other disposition of all or substantially all of the Company’s assets to an entity that is not a parent, a Subsidiary or an Affiliate of the Company;

c)	Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities. For purposes of this subsection, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude: (i) any parent, Subsidiary or Affiliate of the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company, a parent, or any Subsidiary or Affiliate; and (iii) any underwriter temporarily holding securities pursuant to an offering of such securities;

d)	A change in the composition of the Board over a period of twenty four (24) consecutive months or less as a result of which individuals who, at the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual subsequently becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

e)	the stockholders of the Company approve a complete liquidation or dissolution of the Company;

provided, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (a), (b), (c) or (d) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.

ARTICLE 3

EXERCISE OF OPTION

Section 3.1 Exercisability of Option. No portion of the Option granted to Grantee shall be exercisable by Grantee prior to the time such portion of the Option has vested.

Section 3.2 Manner of Exercise. The vested portion of the Option may be exercised, in whole or in part, at any time or from time to time, by delivering written notice to the Compensation Committee of the Board of Directors or such committee or the whole Board of Directors as may be discharging the duties normally assigned to a compensation committee (the “Committee”) in the form attached hereto as Attachment B or in such other form as the Committee may prescribe from time to time. Such notice shall specify the number of Shares subject to the Option as to which the Option is being exercised and shall be accompanied by full payment of the Option Price of the Shares as to which the Option is being exercised. Payment of the Option Price shall be made in cash (or cash equivalents acceptable to the Committee in the Committee’s discretion). In the Committee’s sole and absolute discretion, the Committee may authorize payment of the Option Price to be made, in whole or in part, by such other means as the Committee may prescribe. The Option may be exercised only in multiples of whole Shares and no partial Shares, or scrip in lieu thereof, shall be issued.

Section 3.3 Issuance of Shares and Payment of Cash upon Exercise. Upon exercise of the Option, in whole or in part, in accordance with the terms of this Agreement and upon payment of the Option Price for the Shares as to which the Option is exercised, the Corporation shall issue to Grantee or, in the event of Grantee’s death, to Grantee’s executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution, as the case may be, the number of Shares so paid for, in the form of fully paid and non-assessable Shares. The stock certificates for any Shares issued hereunder shall, if such Shares are not registered or an exemption from registration is not available under applicable federal and state law, bear a legend restricting transferability of such shares.

ARTICLE 4

TERMINATION OF EMPLOYMENT

Section 4.1 Unvested Portion. Subject to earlier termination in accordance with the remaining provisions of this Agreement, the Plan or otherwise, the unvested portion of the Option and Restricted Stock shall terminate upon termination of Grantee’s employment by or affiliation (as a consultant or director) with the Corporation for any reason.

Section 4.2 Vested Portion Upon Termination of Employment or Affiliation for Reason Other Than Death or Disability. Subject to earlier termination in accordance with the terms of this Agreement, the Plan or otherwise, and to the terms of any other controlling agreement extending the time for exercise, any vested but unexercised portion of the Option shall terminate (i) immediately upon termination of Grantee’s employment by or affiliation (as a consultant or director) with the Corporation by resignation or for “cause” or (ii) ninety (90) days after termination of Grantee’s employment by or affiliation (as a consultant or director) with the Corporation for any other reason except the Grantee’s death or Disability. If Grantee is a party to a written employment agreement with the Corporation which contains a definition of “cause”, “termination for cause” or any other similar term or phrase, determination of whether Grantee is terminated for “cause” pursuant to this Section 4.2 shall be determined according to the terms of and in a manner consistent with the provisions of such written employment agreement. If Grantee is not party to such a written employment agreement with the Corporation, then for purposes of this Section 4.2, “cause” shall mean (a) the failure by the Grantee to perform his or her duties as assigned by the Corporation in a reasonable manner; (b) any act by the Grantee of dishonesty or bad faith with respect to the Corporation; or (c) the commission by the Grantee of any act, misdemeanor, or crime reflecting unfavorably upon Grantee or the Corporation. The good faith determination by the Committee of whether the Grantee’s employment was terminated by the Corporation for “cause” shall be final and binding for all purposes.

Section 4.3 Vested Portion Upon Grantee’s Death. Subject to earlier termination in accordance with the terms of this Agreement, the Plan or otherwise, and to the terms of any other controlling agreement extending the time for exercise, upon Grantee’s death Grantee’s executor, personal representative or the person to whom the Option shall have been transferred by will or the laws of descent and distribution (Grantee’s “Representative”), as the case may be, may exercise all or any part of the vested portion of the Option, at any time or from time to time during the period of twelve (12) months after the date Grantee dies, or, if shorter, the remainder of the term of the Option as provided herein.

Section 4.4 Vested Portion Upon Termination of Employment or Affiliation by Reason of Disability. Subject to earlier termination in accordance with the terms of this Agreement, the Plan or otherwise, and to the terms of any other controlling agreement extending the time for exercise, in the event that Grantee ceases, by reason of Disability, to be an employee of or affiliated (as a consultant or director) with the Corporation, the vested portion of the Option may be exercised in whole or in part by the Grantee or the Grantee’s legal representative or guardian or person legally acting in a similar capacity (Grantee’s “Guardian”), if any, at any time or from time to time during the period of twelve (12) months after the date of Disability (determined as provided below) or, if shorter, the remainder of the term of the Option as provided herein. For purposes of this Agreement, Disability shall be as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder, or any success or statute thereto and the rules and regulations thereunder (the “Code”), and shall be determined by the Committee, with its determination on the matter being final and binding for all purposes.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Continuance of Employment/Service Required; Non-Guarantee of Employment. The vesting schedule applicable to the Option and Restricted Stock requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and Restricted Stock and the rights and benefits under this Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 above.

Nothing in this Agreement shall be construed as an employment, consulting or similar services contract between the Corporation (or an affiliate) and Grantee, or as a contractual right of Grantee to continue as an employee or, consultant to the Corporation (or an affiliate) or in any similar capacity, or as a limitation of the right of the Corporation (or an affiliate) to discharge Grantee at any time.

Section 5.2 No Rights of Stockholder. Grantee (or, in the case of death or disability, Grantee’s Representative or Guardian) shall not have any of the rights of a stockholder with respect to the Shares that may be issued upon the exercise of the Option until such Shares have been fully paid for and duly issued thereto upon the due exercise of the Option.

Section 5.3 Adjustments. The exercise price and the number of shares subject to the Option are subject to adjustment upon certain corporate transactions on the same terms as apply to stock options granted under the 2018 Plan generally as set forth in the 2018 Plan.

Section 5.4 Withholding of Taxes. The Corporation or any affiliate shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of Shares) due Grantee the amount of any federal, state or local taxes required by law to be withheld as the result of the exercise of the Option or the disposition (as that term is defined in §424(c) of the Code) of Shares acquired pursuant to the exercise of the Option. In lieu of such deduction, the Committee may require Grantee to make a cash payment to the Corporation or an affiliate equal to the amount required to be withheld. If Grantee does not make such payment when requested, the Corporation may refuse to issue any certificate for Shares until such time, if any, as arrangements satisfactory to the Committee for such payment have been made.

Section 5.5 Nontransferability of Option. The Option shall be nontransferable otherwise than by will or the laws of descent and distribution. During the lifetime of Grantee, the Option may be exercised only by Grantee or, during the period Grantee is under a legal disability, by Grantee’s Guardian.

Section 5.6 Agreement Subject to Charter and Bylaws. This Agreement is subject to the Charter and Bylaws of the Corporation, and any applicable Federal or state laws, rules or regulations, including without limitation, the laws, rules, and regulations of the State of Delaware.

Section 5.7 Gender and Number. Except as the context otherwise requires, terms used herein in the singular shall extend to and include the plural, terms used in the plural shall extend to and include the singular and works used in either gender or the neuter shall extend to and include each other gender or be neutral.

Section 5.8 Headings. Captions to and headings of the various provisions hereof are solely for the convenience of the parties, are not a part of this agreement, and shall not be used for the interpretation of or determination of the validity of this Agreement or any term or provision hereof.

Section 5.9 Notices. All notices and other communications made or given pursuant to the Agreement shall be in writing and shall be sufficiently made or given if hand delivered, sent by courier or reputable overnight delivery company, transmitted by facsimile, e-mail or other electronic means (provided that the party giving such notice or effecting such communication receives confirmation of transmittal thereof), or mailed by certified mail, addressed to Grantee at the address or facsimile number contained in the records of the Corporation, or addressed to the Committee, care of the Corporation for the attention of its Secretary at its principal office. Any notice or other communication shall be deemed given on the date of actual delivery, if hand delivered, on the business day next succeeding the date of dispatch, if sent by courier or delivery company or if transmitted by facsimile, e-mail or similar electronic means, and on the third business day following dispatch if mailed.

Section 5.10 Entire Agreement; Modification. The Agreement, including Attachments A and B hereto, which are incorporated herein by reference and made a part hereof, together with the Plan and any other agreement that makes reference hereto or to the Plan contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto.

Section 5.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

Section 5.12 Effect of this Agreement. Subject to the Corporation’s right to terminate the Option pursuant to Section 2.2 of these Terms, this Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

Section 5.13 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 5.14 Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

Section 5.15 Clawback Policy. The Option is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any shares of Common Stock or other cash or property received with respect to the Option (including any value received from a disposition of the shares acquired upon exercise of the Option).

Section 5.16 No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Option and Restricted Stock (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Option, the Restricted Stock, and any shares that may be acquired upon exercise of the Option). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Option. Except for the withholding rights contemplated by Section 5.4 above, the Grantee is solely responsible for any and all tax liability that may arise with respect to the Option and any shares that may be acquired upon exercise of the Option.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

ATTEST:		IMUNON, INC.

Name:	Kimberly Graper	Name:	Stacy Lindborg
Title:	Vice President & Controller	Title:	President & Chief Executive Officer

WITNESS:		GRANTEE

ATTACHMENT A

Notice of Grant of Stock Option and Restricted Stock

Grantee:	Option Number:	IND2018 -
	Plan:	Inducement Grants

Effective ______________ (the “Grant Date”), you (the “Grantee”) have been granted a nonqualified stock option (the “Option”) to buy __________ shares1 of Common Stock of Imunon, Inc. (the “Corporation”) at a price on the date of Board approval of $_______ per share1 (the “Option Price”). The Option will expire on ______________ (the “Expiration Date”).1 Effective on the Grant Date, you have also been granted a nonqualified restricted stock grant (the “Restricted Stock”) for _________ shares1 of Common Stock of Imunon, Inc.

The Option and Restricted Stock constitute the option and stock grants contemplated by the Grantee’s employment agreement with the Corporation dated _____________ (the “Employment Agreement”). Your Option will vest in equal fourths over each of the four-year anniversaries of your first day of employment, _____________. Therefore, your Option shall become vested and exercisable with respect to:

Number of Shares Vesting	Vesting Date
xxxxxxxx shares	xxxxxxxx
xxxxxxxx shares	xxxxxxxx
xxxxxxxx shares	xxxxxxxx
xxxxxxxx shares	xxxxxxxx

Your Restricted Stock will vest on ___________, which is the first anniversary of your first day of employment, ______________.

By your signature and the Corporation’s signature below, you and the Corporation agree that the Option and Restricted Stock is governed by the Terms and Conditions of Stock Option and Restricted Stock, which is incorporated herein by this reference. This Grant Notice of Stock Option and Restricted Stock, together with the Terms and Conditions of Stock Option and Restricted Stock, will be referred to as your Agreement. The Option and Restricted Stock has been granted to you in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to you.

Stacy Lindborg	Date
President & Chief Executive Officer

Grantee	Date

(1) Subject to adjustment under Section 5.3 of the Terms and Conditions.

ATTACHMENT B

EXERCISE FORM

Imunon, Inc.

997 Lenox Drive – Suite 100

Lawrenceville, NJ 08648

Gentlemen:

1. Exercise of Stock Option. I hereby exercise the Non-Qualified Stock Option (the “Stock Option”) granted to me on ______________ by Imunon, Inc. (the “Corporation”), subject to all the terms and provisions thereof, and notify you of my desire to purchase ____________ shares (the “Shares”) of Common Stock of the Corporation at a price of $___________ per Share pursuant to the exercise of said Stock Option.

2. Information about the Corporation. I am aware of the Corporation’s business affairs and financial condition and have acquired sufficient information about the Corporation to reach an informed and knowledgeable decision to acquire the Shares.

3. Tax Consequences. I am not relying upon the Corporation for any tax advice in connection with this option exercise, but rather am relying on my own personal tax advisors in connection with the exercise of the Stock Option and any subsequent disposition of the Shares.

4. Tax Withholding. I understand that, in the case of a nonqualified stock option, I must submit upon demand from the Corporation an amount in cash or cash equivalents sufficient to satisfy any federal, state or local tax withholding applicable to this Stock Option exercise, in addition to the purchase price enclosed, or make such other arrangements for such tax withholding that are satisfactory to the Corporation, in its sole discretion, in order for this exercise to be effective.

5. Unregistered Shares. The following shall apply in the event the Shares purchased herein are not registered under the Securities Act of 1933, as amended:

(a) I am acquiring the Shares for my own account for investment with no present intention of dividing my interest with others or of reselling or otherwise disposing of any of the Shares.

(b) The Shares are being issued without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon the exemption provided by Section 3(b) of the Act for employee benefit plans, contained in Rule 701 promulgated there under, or in lieu thereof upon the private offering exemption contained in Section 4(2) of the Act, and such reliance is based in part on the above representation.

(c) Since the Shares have not been registered under the Act, they must be held indefinitely until an exemption from the registration requirements of the Act is available or they are subsequently registered, in which event the representation in Paragraph (a) hereof shall terminate. As a condition to any transfer of the Shares, I understand that the Corporation will require an opinion of counsel satisfactory to the Corporation to the effect that such transfer does not require registration under the Act or any state securities law.

(d) The issuer is not obligated to comply with the registration requirements of the Act or with the requirements for an exemption under Regulation A under the Act for my benefit.

(e) The certificates for the shares to be issued to me shall contain appropriate legends to reflect the restrictions on transferability imposed by the Act.

Total Amount Enclosed: $__________

Date:__________________________________________
(Optionee)

Received by Imunon, Inc.

On:___________________________________, 20______

By:

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